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                                                                    EXHIBIT 99.1

GENCORP


                                                              Rosemary B. Younts
                                           Senior Vice President, Public Affairs
                                                                  (916) 351-8650
                                                                  (916) 804-7820
News Release
                                                                   Terry L. Hall
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (916) 351-8606


GENCORP RECEIVES WORD THAT US EPA WILL FILE AGREEMENT TOMORROW TO REMOVE CLEAN LAND FROM SACRAMENTO SUPERFUND SITE

         SACRAMENTO, CALIFORNIA, September 24, 2001 - GenCorp (NYSE: GY) has received notification that the US Environmental Protection Agency intends to file the agreement to carve out 3,200 acres of clean land from the Aerojet Sacramento Superfund designation tomorrow, September 25, with the Federal District Court in Sacramento. The filing will be followed by a 30-day public comment period and a public hearing in Sacramento, after which the Company expects the District Court to modify the existing Aerojet Partial Consent Decree to implement the carve out.

         "Implementation of the carve out agreement marks the final step required in the regulatory process to free up land that is not contaminated and proceed with our land development strategy. We believe there is tremendous potential to realize value from our vast Sacramento property holdings," said GenCorp Chairman and CEO Bob Wolfe. Wolfe also noted that plans are to evolve real estate activities into a core business unit for GenCorp.

         The 3,200 acres of property being removed from the Superfund designation is clean land that was used primarily as buffer property around the Company's aerospace and defense operations. It is situated along the major Highway 50 corridor in East Sacramento, which is

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among the top ten fastest growth and investment regions in the nation. The property is ideally suited for office, commercial and light industrial uses. All 3,200 acres is zoned for multiple uses, and much of it is already entitled. "This site is one of the largest and most important properties in the Sacramento Valley's future," Wolfe said.

     "The US EPA agreement represents innovative thinking by a broad cross section of regional, state and federal regulatory authorities to create a more effective approach to the Superfund process. It will streamline what is typically a highly complicated process, free up clean land, and speed site restoration efforts to the benefit of the entire Capital Valley region," Wolfe said.

     GenCorp is a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company's Web site at www.gencorp.com.

Attachment:  Carve Out Map

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